CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES CEO TRANSITION

Norton, Massachusetts, May 13, 2021. CPS Technologies Corporation (NASDAQ:CPSH) today announced that Grant Bennett has decided to retire as president and CEO of the Company effective July 1, 2021. He will continue to serve as a member of the Board of Directors. He will be succeeded as president and chief executive officer by Michael McCormack who is currently the COO.

Francis Hughes, Chairman of the Board of Directors, commented, “Grant has served as president and CEO of CPS for the last 29 years, and as a key member of the CPS team for 35 years, having joined the Company within a year of its founding. On behalf of the Board of Directors, shareholders, employees and customers, we thank him for his remarkable service and leadership, remarkable both in terms of quality and duration. He will continue to provide leadership as a member of the Board of Directors.”

Grant Bennett commented, “CPS now begins a new chapter – Michael McCormack has my complete support and confidence as he deploys his considerable skills to lead CPS going forward, accelerating our growth. It has been a privilege to work with the entire CPS team as we have created leading-edge metal-matrix composite technology and become a fully-qualified manufacturer of critical components for the green economy serving a world-wide customer base. Most meaningful for me, we have created a culture of innovation, collaboration, integrity and respect where employees can rise to their full potential. I look forward to continuing my association with CPS as a director.”

Michael McCormack joined CPS in January 2021 as COO. He joined CPS after several successful executive leadership roles in both private and public companies. Michael has an exemplary track record of leadership growing small to medium sized technology companies in the Aerospace & Defense Market. In selecting Michael as the new CEO the Board of Directors wanted a strong innovative leader with both strategic and operational skills and a proven track record of being able to generate organic growth in a technology-based manufacturing company.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS' armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2021 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.